Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of Oaktree Specialty Lending Corporation of our report dated November 29, 2017, except for the senior securities table included in Note 12 to the consolidated financial statements for each of the years ended September 30, 2017, 2016, 2015, 2014, 2013, 2012 and 2011, as to which the date is January 16, 2018, relating to the financial statements, which appears in Oaktree Specialty Lending Corporation’s Annual Report on Form 10-K for the year ended September 30, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

November 20, 2019